ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150101

Filed in the office of	Document Number 20130028668-36
Ross Miller Secretary of State State of Nevada	Filing Date and Time 01/17/2013 2:45 PM
	Entity Number E0341392009-0

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Berry Only, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Berry Only, Inc. (the "Corporation"), a corporation organized and existing under the laws of Nevada, does hereby certify that the following resolution was adopted by the Board of Directors of the Corporation (the "Board"), pursuant to authority conferred upon the Board by the Articles of Incorporation, as amended, of the Corporation:

RESOLVED, that pursuant to the provisions of the Articles of Incorporation of the Corporation, (as such may be amended, modified or restated from time to time, the ("Articles of Incorporation") (which authorizes 5,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock")), and the authority vested in the Board, a series of Preferred Stock be, and it hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, (continues on exhibit A attached hereto)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATIONS

OF

THE SPECIAL VOTING PREFERRED STOCK

OF

BERRY ONLY, INC.

(continued from prior page)

preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Amended and restated Certificate of Incorporation and this Certificate of Designations, as it may be amended from time to time (the "**Certificate of Designations**") as follows:

Section 1. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as The Special Voting Preferred Stock and the number of shares so designated shall be one (1). The share of The Special Voting Preferred Stock shall have a par value of $0.001 per share.

Section 2. Dividends. The holder of record of the share of The Special Voting Preferred Stock shall not be entitled to receive any dividends declared and paid by the Company.

Section 3. Voting Rights.

(a) The holder of record of the share of The Special Voting Preferred Stock, except as otherwise required under applicable law or as set forth in subparagraph (b) below, shall not be entitled to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

(b) With respect to all meetings of the stockholders of the Company at which the holders of the Company's common stock, par value $0.001 per share, are entitled to vote (each, a "**Stockholder Meeting**") and with respect to any written consents sought by the Company from the holders of such common stock (each, a "**Stockholder Consent**"), the holder of the share of The Special Voting Preferred Stock shall vote together with the holders of such common stock as a single class (except as otherwise required under applicable law), and the holder of the share of The Special Voting Preferred Stock shall be entitled to cast on such matter a number of votes equal to the number of Exchangeable Shares (the "**Exchangeable Shares**") of 0959456 B.C. Ltd. ("**Exchangeco**"), outstanding as of the record date for determining stockholders entitled to vote at such

Stockholder Meeting or in connection with the applicable Stockholder Consent (i) that are not owned by the Company or its affiliates and (ii) as to which the holder of the share of The Special Voting Preferred Stock has received voting instructions from the holders of such Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement (the "**Trust Agreement**") to be entered into among the Company, Exchangeco and the trustee thereunder (the "**Trustee**").

Section 4. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holder of record of the share of The Special Voting Preferred Stock shall not be entitled to receive any assets of the Company available for distribution to its stockholders.

Section 5. Other Provisions.

(a) The holder of record of the share of The Special Voting Preferred Stock shall not have any rights hereunder to convert such share into, or exchange such share for, shares of any of the series or class of capital stock of the Company.

(b) The Trustee shall exercise the voting rights attached to the share of The Special Voting Preferred Stock pursuant to and in accordance with the Trust Agreement. The voting rights attached to the share of The Special Voting Preferred Stock shall terminate pursuant to and in accordance with the Trust Agreement.

(c) At such time as the share of The Special Voting Preferred Stock has no votes attached to it, The Special Voting Preferred Stock shall be automatically cancelled.

[*this space left blank intentionally-signature page follows*]

* * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Lisa Guise, its President and Chief Executive Officer, this 16th day of January 2013.

BERRY ONLY, INC.

By: [signature]
Lisa Guise
President and Chief Executive Officer